EXHIBIT 99.2

Intrusion Launches ‘Complete the Transformation’ Shareholder Campaign Ahead of 2026 Annual Meeting

Stockholders as of June 30, 2026 are encouraged to review the proxy materials and vote promptly

PLANO, Texas, August xx, 2026 (ACCESSWIRE) -- Intrusion Inc. (NASDAQ: INTZ) (“Intrusion” or the “Company”), a leader in AI-powered cyberattack prevention and managed cybersecurity solutions, today announced the launch of its shareholder information campaign in advance of the Company’s upcoming Annual Meeting of Shareholders.

As part of the campaign, Chief Executive Officer Tony Scott and Chairman of the Board, Anthony LeVecchio have issued a Letter to Shareholders outlining the Company’s strategic vision following the acquisition of VigilAigent and discussing why the Board of Directors unanimously recommends shareholders vote FOR Proposal 3.

“Our industry is evolving rapidly, and we believe Intrusion must evolve with it,” said Tony Scott, Chief Executive Officer of Intrusion. “The acquisition of VigilAigent represents an important step in our strategy to build a stronger cybersecurity platform with expanded recurring revenue, enhanced AI capabilities, broader commercial relationships, and improved operating leverage. While there is significant work ahead, we believe we have begun laying the foundation for the Company’s next chapter.”

Anthony LeVecchio, Chairman of the Board of Directors, added, “The Board carefully evaluated this transaction, its strategic rationale, and its potential to strengthen Intrusion’s long-term competitive position. After that review, the Board unanimously concluded that completing the transaction framework described in the Company’s proxy statement is in the best interests of the Company and its shareholders. We encourage every shareholder to review the proxy materials carefully and make their voice heard by voting at the Annual Meeting.”

The shareholder letter describes management’s perspective on the strategic rationale behind the acquisition and highlights progress since closing, including:

•	Continued integration of the combined organizations while maintaining customer support and service continuity.
•	More than $3 million in identified annualized operating cost synergies, as previously disclosed by management.
•	Continued commercial momentum through publicly announced customer renewals, new business activity, and partner engagement.
•	Expansion of Intrusion’s strategic platform through enhanced AI capabilities, managed security expertise, proprietary threat intelligence, and broader commercial relationships.

Management believes these initiatives strengthen the Company’s long-term strategic positioning and support its objective of building a more scalable and resilient cybersecurity platform capable of delivering sustainable value for customers and shareholders.

The Company also announced that, over the coming weeks, it intends to provide shareholders with additional information regarding the Company’s strategy, integration progress, and the matters to be considered at the Annual Meeting. These communications are intended to help shareholders stay informed through factual updates and publicly disclosed information as they evaluate the proposals described in the definitive proxy statement.

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, which seeks the shareholder approval required under applicable Nasdaq rules to complete the transaction framework described in the Company’s definitive proxy statement.

Shareholders are encouraged to read the proxy materials carefully and submit their votes as early as possible. Every vote is important, regardless of the number of shares owned.

Stockholders may vote using the instructions included with their proxy materials. Depending on how shares are held, voting may be available online, by telephone, or by mail. Stockholders who hold shares through more than one brokerage account may receive separate voting instructions for each account and should vote each eligible account.

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The virtual Annual Meeting may be accessed at: www.virtualshareholdermeeting.com/INTZ2026

Stockholders will need the 16-digit control number appearing on their proxy card or voting instruction form to vote electronically during the Annual Meeting.

The definitive proxy statement and the Company’s 2025 Annual Report are available through the Investor Relations section of the Company’s website at: Click Here for Proxy Statement

Important Information & Participant Disclosure

This communication is not a substitute for the definitive proxy statement or any other document that Intrusion has filed or may file with the Securities and Exchange Commission. Stockholders are urged to read the definitive proxy statement and all other relevant documents carefully and in their entirety because they contain important information about the Annual Meeting and the matters to be considered. Information regarding the directors and executive officers participating in the proxy solicitation is included in the Definitive Proxy Statement filed on July 20, 2026.

About Intrusion Inc.

Intrusion Inc. is a cybersecurity company based in Plano, Texas, specializing in advanced threat intelligence. At the core of its capabilities is a proprietary database that catalogs the historical behavior, associations, and reputational risk of IPv4 and IPv6 addresses, domain names, and hostnames. Built on years of gathering global internet intelligence and supporting government entities, this data forms the backbone of Intrusion’s commercial solutions.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial position; our ability to continue our business as a going concern; our business, sales, and marketing strategies and plans; our ability to successfully market, sell, and deliver our Intrusion Shield commercial product and solutions to an expanding customer base; statements regarding Proposal 3, expected synergies of the VigilAigent acquisition, and potential share issuances, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements contained in this press release include, but are not limited to, such statements.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as the same may be updated from time to time.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

IR Contact:

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion Inc.

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